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                                                                     EX-99.B9(a)


                            ADMINISTRATION AGREEMENT
         This Administration Agreement is made as of this 12th day of July, 1996 between SBSF Funds, Inc. (d/b/a Key Mutual Funds), a Maryland corporation (herein called the "Company"), and BISYS Fund Services Limited Partnership (d/b/a BISYS Fund Services), an Ohio limited partnership (herein called "BISYS").

         WHEREAS, the Company is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and consisting of various investment portfolios, certain of which are listed on Schedule I hereto, as such Schedule may be revised from time to time (individually, a "Fund" and collectively, the "Funds"); and

         WHEREAS, the Company offers for sale shares of common stock par value $.01 per share of the Funds (herein collectively called "Shares"); and

         WHEREAS, pursuant to a Distribution Agreement dated as of July 1, 1996 (the "Distribution Agreement") between the Company and BISYS, the Company has retained BISYS Financial as its Distributor to provide for the sale and distribution of the Shares; and

         WHEREAS, the Company desires to retain BISYS as its Administrator to provide it with certain administrative services with respect to each of the Funds and their respective Shares, and BISYS is willing to render such services;

         NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

                            I. DELIVERY OF DOCUMENTS

         The Company has delivered to BISYS copies of each of the following documents and will deliver to it all future amendments and supplements thereto, if any:

               (a) The Company's Articles of Incorporation and all amendments thereto (such Articles of Incorporation, as presently in effect and as it shall from time to time be amended, herein called the "Articles");


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               (b) The By-Laws of the Company (such By-Laws as presently in effect and as they shall from time to time be amended, herein called the "By-Laws");

               (c) Resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement;

               (d) The Company's most recent Post-Effective Amendment to its Registration Statement(s) under the Securities Act of 1933, as amended (the "1933 Act"), and under the 1940 Act, on Form N-1A as filed with the Securities and Exchange Commission (the "Commission") relating to the Shares and any further amendment thereto;

               (e) Notification of registration of the Company under the 1940 Act on Form N-8A as filed with the Commission; and

               (f) Prospectuses and Statements of Additional Information of the Company with respect to the Funds (such prospectuses and statements of additional information, as presently in effect and as they shall from time to time be amended and supplemented, herein called individually the "Prospectus" and collectively, the "Prospectuses").

                               II. ADMINISTRATION

         1. APPOINTMENT OF ADMINISTRATOR. The Company hereby appoints BISYS as its Administrator for each of the Funds on the terms and for the period set forth in this Agreement and BISYS hereby accepts such appointment and agrees to perform the services and duties set forth in this Section II for the compensation provided in this Section II. The Company understands that BISYS now acts and will continue to act as administrator of various investment companies and fiduciary of other managed accounts, and the Company has no objection to BISYS so acting. In addition, it is understood that the persons employed by BISYS to assist in the performance of its duties hereunder, will not devote their full time to such services and nothing herein contained shall be deemed to limit or restrict the right of BISYS or any affiliate of BISYS to engage in and devote time and attention to other businesses or to render services of



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whatever kind or nature.

         2. REPRESENTATIONS OF BISYS. BISYS represents and warrants that: (1) the various procedures and systems which BISYS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause of the records and other data of the Company and BISYS's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         3.   SERVICES AND DUTIES.

                  (a) As Administrator, and subject to the supervision and control of the Board of Directors of the Company, BISYS will provide facilities, equipment, statistical and research data, clerical services, internal compliance services relating to legal matters, and personnel to carry out all administrative services required for operation of the business and affairs of the Funds, other than those investment advisory functions which are to be performed by the Funds' investment adviser(s), the services of BISYS Financial as Distributor pursuant to the Distribution Agreement, those services to be performed by the Funds' custodian, transfer agent, and those services normally performed by the Funds' counsel and auditors. BISYS's responsibilities include without limitation the following services:

                    (1) Overseeing the performance of the Funds' custodian and transfer agent;

                    (2) Making available information concerning each Fund to its shareholders; distributing written communications to each Fund's shareholders of record such as periodic listings of each Fund's securities, annual and semi-annual reports, and



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               Prospectuses and supplements thereto; and handling shareholder problems and calls relating to administrative matters;

                    (3) Providing and supervising the services of employees
               whose principal responsibility and function shall be to preserve and strengthen each Fund's relationships with its shareholders;

                    (4) Keeping and maintaining the following books and records of each Fund pursuant to Rule 3la-l under the 1940 Act (the "Rule"):

                    a. Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b) (1) of the Rule;

                    b. General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b) (2) (i) of the Rule;

                    c.   Separate ledger accounts required by subsection (b) (2)
                         (ii) and (iii) of the Rule; and

                    d. A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b) (8) of the Rule; and

                    (5) Performing the following accounting services daily for each Fund:

                    a.   Calculating the net asset value per Share;

                    b. Calculating the dividend and capital gain distribution, if any;

                    c.   Calculating the yield;

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                  d.Providing the following reports:

                     (i) a current security position report;

                    (ii) summary report of transactions and pending maturities
                         (including the principal cost, and accrued interest on each portfolio security in maturity date order); and

                   (iii) current cash position report (including cash available from portfolio sales and maturities and sales of a Fund's Shares less cash needed for redemptions and settlement of portfolio purchases);

                    (iv) Such other similar services with respect to a Fund as the parties may agree upon from time to time.

               (b) BISYS shall assure that persons are available to transmit wire, telephone or electronic redemption requests to the Funds' transfer agent as promptly as practicable.

               (c) BISYS shall assure that persons are available to transmit wire, telephone or electronic orders accepted for the purchase or exchange of Shares to the Funds' transfer agent as promptly as practicable.

               (d) BISYS shall participate in the periodic updating of the Prospectuses and shall coordinate (i) the filing, printing and dissemination of reports to each Fund's shareholders and the Commission, including but not limited to annual reports and semi-annual reports on Form N-SAR and notices pursuant to Rule 24f-2,
          (ii) the preparation, filing, printing and dissemination of proxy materials, and (iii) the preparation and filing of post-effective amendments to the Funds' Registration Statement on Form N-1A relating to the updating of financial information and other routine matters.

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               (e) BISYS shall pay all costs and expenses of maintaining the offices of the Funds, wherever located, and shall arrange for payment by the Funds of all expenses payable by the Funds.

               (f) BISYS, after consultation with the Funds' investment adviser(s), shall determine the jurisdictions in which the Shares shall be registered or qualified for sale and, in connection therewith, shall be responsible for obtaining and maintaining the registration or qualification of the Shares for sale under the securities laws of such jurisdictions. Payment of Share registration fees and any fees for qualifying or continuing the qualification of the Funds shall be made by the Funds.

               (g) BISYS shall provide the services of certain persons who may be appointed as officers of the Company by the Company's Board of Directors.

               (h) BISYS shall oversee the maintenance by the Funds' custodian and transfer agent of the books and records required under the 1940 Act in connection with the performance of the Company's agreements with such entities, and shall maintain, or provide for the maintenance of, such other books and records (other than those required to be maintained by the Funds' investment adviser(s)) as may be required by law or may be required for the proper operation of the business and affairs of the Funds. In compliance with the requirements of Rule 31a-3 under the 1940 Act, BISYS agrees that all such books and records which it maintains, or is responsible for maintaining, for the Funds are the property of the Company and further agrees to surrender promptly to the Company any of such books and records upon the Company's request. BISYS further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act said books and records required to be maintained by Rule 31a-1 under said Act.

               (i) BISYS shall coordinate the preparation of the Funds' federal, state and local income tax returns.

               (j) BISYS shall prepare such other reports relating to the business and affairs of the Company and each Fund (not otherwise appropriately prepared by the Funds'



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          investment adviser(s), BISYS Financial or the counsel or auditors) as the officers and Directors of the Company may from time to time reasonably request in connection with the performance of their duties.

               (k) In performing its duties as Administrator of the Company, BISYS will act in conformity with the Articles, By-Laws and Prospectuses and with the instructions and directions of the Board of Directors of the Company and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.

         4. SUBCONTRACTORS. It is understood that BISYS may from time to time employ or associate with itself such person or persons as BISYS may believe to be particularly fitted to assist in the performance of this Agreement; provided, however, that the compensation of such persons shall be paid by BISYS and that BISYS shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

         5. EXPENSES ASSUMED AS ADMINISTRATOR. Except as otherwise stated in this subsection 5, BISYS shall pay all expenses incurred by it in performing its services and duties as Administrator, including the cost of providing office facilities, equipment and personnel related to such services and duties. Other expenses incurred in the operation of the Company (other than those borne by the Company's investment adviser) including taxes, interest, brokerage fees and commissions, if any, fees of directors who are not officers, directors, partners, employees or holders of 5 percent or more of the outstanding voting securities of the Company's investment advisers or BISYS or any of their affiliates, Commission fees and state blue sky registration or qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, fidelity bond and directors' and officers' errors and omissions insurance premiums, outside auditing and legal expenses, costs of maintaining corporate existence, costs attributable to shareholder services, including without limitation telephone and personnel expenses, costs of preparing and printing Prospectuses for regulatory purposes and for distribution to existing shareholders, costs of shareholders' reports and Company meetings and any extraordinary expenses will be borne by the Company.

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         6. TRANSFER OF RESPONSIBILITIES. The Company will arrange for the prompt and full cooperation of the administrator that is the predecessor to BISYS in the transfer of duties and responsibilities to BISYS, including provision for assistance by such predecessor's personnel in the delivery to BISYS of books, records and other data by such predecessor.

         7. COMPENSATION. For the services provided and the expenses assumed as Administrator pursuant to this Section II, the Company will pay BISYS a fee, computed daily and payable monthly, at the annual rate of .25% of each Fund's average daily net assets up to $50 million, plus .15% of each Fund's average daily net assets in excess of $50 million. Such fee as is attributable to each Fund shall be a separate (and not joint or joint and several) obligation of each such Fund. No individual Fund shall have any responsibility for any obligation, if any, with respect to any other Fund arising out of this Agreement.

                              III. CONFIDENTIALITY

         BISYS will treat confidentially and as proprietary information of the Company all records and information relative to the Company and the Funds and their prior or present shareholders or those persons or entities who respond to BISYS Financial inquiries concerning investment in the Company, and except as provided below, will not use such records and information for any purpose other than performance of its responsibilities and duties with regard to any other investment portfolio which may be added to the Company in the future. Any other use by BISYS of the information and records referred to above may be made only after prior notification to and approval in writing by the Company. Such approval shall not be unreasonably withheld and may not be withheld where (i) BISYS may be exposed to civil or criminal contempt proceedings for failure to divulge such information; (ii) BISYS is requested to divulge such information by duly constituted authorities; or (iii) BISYS is so requested by the Company.

         IV. STANDARD OF CARE; INDEMNIFICATION; LIMITATION OF LIABILITY

         BISYS shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by BISYS



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in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The Company agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS's actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to the Funds given or made to BISYS by a duly authorized representative of the Company; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give the Company written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

         BISYS agrees to indemnify and hold harmless the Company, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS's bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties, with respect to the performance of services under this Agreement.

         Any person, even though also an officer, director, employee or agent of BISYS, who may be or become an officer, director, employee or agent of the Company, shall be deemed, when rendering services to the Company, or acting on any business of the Company (other than services or business in connection with BISYS's duties hereunder) to be rendering such services to or acting solely for the Company and not as an officer, director, employee or agent or one under the control or direction of BISYS even though paid by BISYS.

                           V. DURATION AND TERMINATION

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         The term of this Agreement shall commence on the date first set forth above and shall remain in effect through July 11, 1997 ("Initial Term"). This Agreement shall be renewed automatically for successive periods of one year after the Initial Term, unless terminated by either party on not less than 90 days prior written notice to the other party. In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the non-breaching party may immediately terminate this Agreement.

         Notwithstanding the foregoing, after such termination for so long as BISYS, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Company, in addition to the compensation described in Section II, paragraph 7, the amount of all of BISYS's cash disbursements for services in connection with BISYS's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, BISYS will provide the Company with reasonable access to any Company documents or records remaining in its possession.

                         VI. AMENDMENT OF THIS AGREEMENT

         No provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom an enforcement of the change, waiver, discharge or termination is sought.

                                  VII. NOTICES

         Notices of any kind to be given to the Company hereunder by BISYS shall be in writing



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and shall be duly given if mailed or delivered to the Company c/o
Scott A. Englehart, Assistant Secretary, SBSF Funds, Inc., c/o BISYS Investment Services Group, 3435 Stelzer Road, Columbus, Ohio 43219, with copies to Kathleen
A. Dennis, Senior Vice President, KeyCorp Mutual Funds Group, 127 Public Square, 13th Floor, Cleveland, Ohio 44114-1306 and Michael R. Parker, Vice President and General Counsel, Spears, Benzak, Salomon & Farrell, Inc., 45 Rockefeller Plaza, New York, NY 10011, or at such other address or to such individual as shall be so specified by the Company to BISYS. Notices of any kind to be given to BISYS hereunder by the Company shall be in writing and shall be duly given if mailed or delivered to BISYS at 3435 Stelzer Road, Columbus, Ohio 43219, Attention:
Stephen P. Mintos, Executive Vice President, or at such other address or to such other individual as BISYS shall specify to the Company.

                               VIII. MISCELLANEOUS

         The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Section V hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation of the Commission thereunder.


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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.
                                            SBSF FUNDS, INC.
                                            d/b/a KEY MUTUAL FUNDS


                                            By:  /s/ Scott A. Englehart
                                            Name:  Scott A. Englehart
                                            Title:  Vice President

Attest:  /s/ Robert L. Tuch
            Assistant Secretary

                                            BISYS FUND SERVICES LIMITED
                                              PARTNERSHIP
                                              d/b/a BISYS FUND SERVICES


                                            By:  /s/ J. David Huber
                                            Name:  J. David Huber
                                            Title:  Executive Vice President

Attest:  /s/
            Vice President




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                                   SCHEDULE I
Funds
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1.   SBSF Fund
2.   SBSF Convertible Securities Fund
3.   Key Money Market Fund
4.   SBSF Capital Growth Fund



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